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                              EMPLOYMENT AGREEMENT

                  This Employment Agreement ("Agreement") is made and entered into as of the 6th day of January, 2000 (the "Commencement Date") by and between NETCREATIONS, INC., a New York corporation (the "Company"), and Mitchell York (hereinafter called the "Executive").

                                 R E C I T A L S

                  A. The Executive desires to be employed as the President and Chief Operating Officer of the Company.

                  B. The Company desires to employ the Executive as the President and Chief Operating Officer of the Company.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

                  1. EMPLOYMENT.

                           1.1 EMPLOYMENT. The Company hereby agrees to employ
the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

                           1.2 DUTIES OF EXECUTIVE. During the Term of
Employment under this Agreement, the Executive shall serve as the President and the Chief Operating Officer of the Company, shall diligently perform all services as may reasonably be assigned to the Executive by the Chief Executive Officer of the Company and by the Board of Directors (the "Board") of the Company, and shall exercise such power and authority as may from time to time be delegated to the Executive by the Board. Without limiting the generality of the foregoing, the Executive duties shall include, among other things, the following:

                           Managing the Company's day-to-day operations.

                           Maintaining reporting and supervisory responsibility
for all departments of the Company provided, that the Chief Executive Officer of the Company shall maintain such involvement with departments and individuals as the Chief Executive may deem to be necessary and appropriate.

                           Working with the Chief Executive Officer to establish
strategy and goals for the Company and for its operations, including overseeing the establishment of goals for individuals within departments.

                           Such general business development activities as the
Chief Executive Officer may assign from time to time.


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The Executive acknowledges and agrees that the Company may assign some of the foregoing specific duties to other persons as the Company's management team expands, provided that such assignments of duties to other persons do not constitute a material or unreasonable diminution in the Executive's office, title, and duties and responsibilities hereunder. The Executive shall devote the Executive's full business time and attention to the business and affairs of the Company, render such services to the best of the Executive's ability, and use the Executive's best efforts to promote the interests of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities to the Company in accordance with this Agreement. The Executive's duties will require the Executive's regular presence during normal working hours on business days Monday through Friday at the Company's principal executive offices, currently located at 379 West Broadway, New York, New York, but the Executive's duties will also involve some business travel.

                  2. TERM.

                           2.1 INITIAL TERM. The initial Term of Employment
under this Agreement, and the employment of the Executive hereunder, shall commence on the (the "Commencement Date") and shall expire at midnight New York City time on January 6, 2003, unless sooner terminated in accordance with
Section 5 hereof (the "Initial Term").

                           2.2 RENEWAL TERMS. At the end of the Initial Term,
the Term of Employment automatically shall renew for successive one year terms (subject to earlier termination as provided in Section 5 hereof), unless the Company or the Executive delivers written notice to the other at least 90 days prior to the last day of the Initial Term or any such applicable renewal period (in either case, the "Expiration Date") of its or the Executive's election not to renew the Term of Employment. For purposes of this Agreement, if the Term of Employment expires as a result of the Company delivering written notice to the Executive stating its intention not to renew the Term of the Employment pursuant to this Section 2.2, the Executive shall be treated as if the Executive was terminated by the Company without Cause, in accordance with Section 5.4 hereof, upon the Expiration Date. In addition, if the Term of Employment expires as a result of the Executive delivering written notice to the Company stating the Executive's intention not to renew the Term of Agreement pursuant to this
Section 2.2, the Executive shall be treated as if the Executive had terminated the Executive's employment with the Company without Good Reason, in accordance with Section 5.5(b) hereof, upon the Expiration Date.

                           2.3 TERM OF EMPLOYMENT. The period during which the
Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the "Term of Employment."


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                  3. COMPENSATION.

                           3.1 BASE SALARY. The Executive shall receive a base
salary at the annual rate (prorated for any applicable period of less than one year) of $250,000 (the "Base Salary") during the Term of Employment, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased (but not decreased) at any time or from time to time. Notwithstanding the foregoing, the Base Salary shall increase by not less than 7% on January 6, 2001 and by not less than an additional 7% on January 6, 2002.

                           3.2 BONUSES. During the term of this Agreement, the
Executive shall be eligible to receive performance and annual incentive awards (the "Bonuses") of up to a maximum potential limit of $37,500 per fiscal quarter of the Company during the Term of employment under this Agreement (each such quarter hereinafter called a "Bonus Period") as described below. Bonuses shall be reviewed, at least annually, for merit increases and, by action and in the discretion of the Board, the limit on the potential size of Bonuses can be increased, but not decreased, at any time or from time to time. Notwithstanding the foregoing, the maximum potential limit of the Bonuses per Bonus Period shall increase by not less than 7% on January 6, 2001 and by not less than an additional 7% on January 6, 2002.

                  The amount of the Bonuses that may be awarded for any period, if any, shall be determined prior to the commencement of the relevant Bonus Period by the Board, in its sole and absolute discretion. However, any bonus plan for the Executive shall be predicated on the establishment of quarterly goals, referred to as Key Initiatives, to be mutually developed and signed-off on between the Executive and the Company's Board/Representative of the Company prior to and/or adjusted during a quarter. Key Initiatives will comprise, among other things, specific sales and earnings objectives, business development goals, Company results and performance of the common stock ("Common Stock") of the Company. For purposes of this Agreement, the term "Representative of the Company" means the Company's Chief Executive Officer. All Bonuses shall be payable to the Executive quarterly in cash and/or to the extent determined by the Board and agreed upon by the Executive, with Common Stock of the Company by no later than ten (10) business days after the Company has completed its financial statements, approved by the Company's Chief Financial Officer and its Chief Executive Officer, for the preceding fiscal period. Bonuses shall be subject to proration for periods of less than one fiscal quarter. Any Bonuses payable pursuant to this Section 3.2 are sometimes hereinafter referred to as "Incentive Compensation."

                  4. EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

                           4.1 REIMBURSEMENT OF EXPENSES. Upon the submission of
proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt applicable generally to its executive employees, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company including, without

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limitation, meals and hotel expenses or car service to the Executive's home when the Executive is engaged in Company business beyond 9:00 pm at the Company's offices and appropriate travel and entertainment expenses. During the period commencing on February 1, 2000 and ending on July 1, 2000 the Company will reimburse the Executive up to $1,250 per month for hotel expenses in Manhattan, temporary apartment lease expenses in Manhattan, and car service to the Executive's home in Bayville, Long Island.

                           4.2 COMPENSATION/BENEFIT PROGRAMS. During the Term of
Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans applicable to the Company's senior executives generally, and any and all other plans as are presently and hereinafter offered by the Company generally to its executives, including, without limitation, savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The Company will use its best commercial efforts to obtain an administrative exception to permit the Executive to participate in the Company's 401K Plan effective January 1, 2000. The Company shall pay or reimburse the Executive for any and all reasonable expenses the Executive incurs to maintain health care continuation coverage under Section 4980B of the U.S. Internal Revenue Code of 1986, as amended ("COBRA") for the Executive, the Executive's spouse, and the Executive's dependents under any and all health care plans of the Executive's prior employer through May 2, 2000.

                           4.3 TRANSPORTATION ALLOWANCE. Except as set forth in
Section 4.1, the Executive will not be entitled to reimbursement for his expenses in commuting to and from the Company's offices.

                           4.4 STOCK OPTIONS.

                                    a. During the Term of Employment, the
Executive shall be eligible to be granted options (the "Stock Options") to purchase the Common Stock of the Company under (and therefore subject to) all terms and conditions of the Company's Stock Option Plan. The number of Stock Options and terms and conditions of the Stock Options shall be determined by the Committee appointed pursuant to the Stock Option Plan, or by the Board of Directors of the Company, in its discretion and pursuant to the Stock Option Plan.

                                    b. Upon the execution and delivery of this
Agreement and approval of the same by the Company's Board of Directors, the Company shall grant to the Executive qualified Stock Options (incentive stock options) to purchase 500,000 shares of the Company's Common Stock at an initial exercise price of $33.25 per share provided, that this grant is subject to shareholder approval of amendments to the Company's Stock Option Plan sufficient to permit that number of incentive Stock Options to be granted to the Executive; and further provided, that the Company undertakes to seek to obtain such shareholder approval no later than at its next annual meeting of shareholders. All of the Stock Options referred to in this paragraph (b) shall be subject to the terms and conditions set forth on the form of stock option instrument attached hereto as Exhibit A. The Company represents and warrants that the stock option instrument shall evidence a valid and enforceable grant of Stock Options by the Company upon approval of the grant by the Company's Board of Directors.


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                                    c. If the Executive has fulfilled (or, as
determined by the Compensation Committee of the Company's Board of Directors, in its sole discretion, substantially attained) performance goals to be established by the Company's Chief Executive Officer for the period of one year terminating on the first anniversary of the Commencement Date, and/or has fulfilled (or, as determined by the Compensation Committee of the Company's Board of Directors, in its sole discretion, substantially attained) performance goals to be established by the Company's Chief Executive Officer for the one year period ending on the second anniversary of the Commencement Date or the one year period ending on the third anniversary of the Commencement Date, on any such anniversary on which the applicable performance goals have been so fulfilled or so substantially attained additional Stock Options to purchase 25,000 shares of the Company's Common Stock of the Company's outstanding shares of Common Stock, shall be issued to the Executive. These Stock Options are in addition to and not in substitution for any other Stock Options granted to the Executive. These additional Stock Options shall be exercisable at the average closing trading price of the Company's common stock on the principal exchange or market on which its stock is traded for the five (5) business days ending on the date of issuance, shall be vested immediately upon grant, and shall otherwise be on substantially the same terms and conditions as the other Stock Options granted to the Executive pursuant to
Section 4.4(b). All such performance goals established hereunder shall be set forth in writing and delivered to the Executive prior to the one year period to which they apply except that performance goals for the first year shall be delivered to the Executive as soon as is reasonably practicable. Notwithstanding the foregoing, the grant of additional stock options referred to in this paragraph is subject to shareholder approval of amendments to the Company's Stock Option Plan sufficient to permit that number of additional incentive Stock Options to be granted to the Executive. The Company undertakes to seek to obtain such shareholder approval no later than at its next annual meeting of shareholders.

                           4.5 VACATION BENEFITS. The Executive shall be
entitled to four (4) weeks of vacation time each calendar year during the Term of employment under this Agreement, to be taken at such times as the Executive and the Company shall mutually determine. Notwithstanding the foregoing, in view of the Company's current circumstances the Executive will not (i) take more than one week of vacation time in any 30-day period unless otherwise mutually agreed with the Chief Executive Officer of the Company. Vacation time that is not used in one year may be carried over to the next year but may not be carried over beyond that year.

                           4.6 OTHER BENEFITS. The Executive shall receive such
additional benefits, if any, as the Board of the Company shall from time to time determine. In addition, upon execution of this Agreement the Company shall reimburse the Executive (upon presentation of reasonable documentation therefor) for the Executive's reasonable legal fees in connection with the negotiation of this Agreement, not to exceed $10,000.

                  5. TERMINATION.


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                           5.1 TERMINATION FOR CAUSE. The Company shall at all
times have the right, upon written notice (which shall identify the basis for dismissal per this Section and describe in general terms conduct or circumstances constituting a basis for dismissal) to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of the Executive's disability) to perform the Executive's duties under, this Agreement, which is not cured within fifteen (15) days after receipt by the Executive of written notice of same if such action or omission is capable of being so cured, (ii) habitual insobriety or illegal use of controlled substances (other than under the supervision of a licensed physician); (iii) habitual absenteeism; (iv) fraud, non-disclosed self-dealing, embezzlement or misappropriation of funds or property or breach of fiduciary duties in connection with the Executive's services hereunder, (v) conviction of a felony;
(vi) conviction of any other crime or misdemeanor involving moral turpitude which, in the Company's reasonable judgment, if the same were to become publicly known or known within the Company or to its employees, suppliers or customers, may be materially adverse to the reputation of the Company or the Executive, may materially impair the standing of the Company or the Executive in the business community or local community or with the employees, suppliers and customers of the Company, may materially impair the Executive's ability to continue to be an effective officer and representative of the Company, or may tend to expose the Company or the Executive to ridicule; or (vii) gross negligence in connection with the performance of the Executive's duties hereunder which is not cured, to the extent that the same is curable, within fifteen (15) days after receipt by the Executive of written notice of same. Upon any termination pursuant to this
Section 5.1, the Company shall pay to the Executive the Executive's Base Salary, earned but unpaid Bonuses and earned but unused vacation days (treating vacation days, for this purpose, as being earned in accordance with the Company's policies as may be applicable to executives generally from time to time) to the date of termination. The Company shall have no further liability hereunder other than its obligations, if any, (i) in accordance with the terms of options granted to the Executive through the date of termination, (ii) reimbursement for reasonable business expenses incurred by the Executive prior to the date of termination, subject, however, to the provisions of Section 4.1, and (iii) applicable statutes..

                           5.2 DISABILITY. The Company shall at all times have
the right, upon prior written notice to the Executive, to terminate the Term of Employment, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform the Executive's obligations hereunder for a total of 180 days in any 12-month period. The Company shall rely upon a certification performed by the Company's disability insurer or by a physician jointly chosen by the Executive's doctor and the Company's doctor to determine whether the Executive continues to be disabled provided that if the Executive does not submit to examination by such a medical doctor for such purpose (if requested by the Company) then the Company may terminate the Executive's employment if the Executive shall become entitled to benefits under the Company's applicable long-term disability plan if any is then in effect. Upon any termination pursuant to this Section 5.2, the Company shall
(i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice (which date shall not be prior to the date upon which such notice is given), (ii) pay to the Executive the Executive's accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, (iii) continue to pay the Executive through the date which is six (6) months after such termination (the period ending on such date being hereinafter called the "Continuation Period"), an amount equal to the Base Salary the Executive was receiving at the time of the Executive's termination hereunder due to disability, such amount to be paid in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iv) continue to pay the Executive Incentive Compensation and continue to provide the Executive with the benefits the Executive was receiving under Section 4.2 hereof (the "Benefits") through the Continuation Period (to the extent permitted under the terms of applicable insurance and other benefit programs of the Company then in affect and covering the Executive, and provided further that the Company shall not take any affirmative action from the time of giving notice of termination hereunder to the Executive through the end of the Continuation Period which would cause the relevant insurance and other benefits available to the Executive to be reduced or eliminated) following the termination of the Executive's employment with the Company, in the manner and at such times as such Incentive Compensation and Benefits otherwise would have been payable or provided to the Executive, provided that the amounts payable to the Executive pursuant to the foregoing clauses (i) through (iv) shall be reduced by the amount actually paid to the Executive pursuant to the disability insurance referred to in Section 4.2 hereof. The Company shall have no further liability hereunder other than its obligations, if any, (i) in accordance with the terms of options granted to the Executive through the date of termination, (ii) reimbursement for reasonable business expenses incurred by the Executive prior to the date of termination, subject, however, to the provisions of Section 4.1, and (iii) applicable statutes..

                           5.3 DEATH. Upon the death of the Executive during the
Term of Employment the Executive's employment by the Company will automatically terminate and, reasonably promptly thereafter, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive the Executive's accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, (iii) continue to pay to the estate of the deceased Executive the Base Salary the Executive was receiving at the time of the Executive's death through the date which is six (6) months after such death (the period ending on such date being hereinafter called the "Death Continuation Period"), in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iv) continue to pay to the estate of the deceased Executive Incentive Compensation through the Death Continuation Period, in the manner and at such times as such Incentive Compensation would have been payable or provided to the Executive. The Company shall have no further liability hereunder other than its obligations, if any,
(i) in accordance with the terms of options granted to the Executive through the date of termination, (ii) reimbursement for reasonable business expenses incurred by the Executive prior to the date of termination, subject, however, to the provisions of Section 4.1, and (iii) applicable statutes.

                           5.4 TERMINATION WITHOUT CAUSE. At any time the
Company shall have the right to terminate the Executive's employment hereunder without Cause by prior written notice to the Executive. Upon any termination pursuant to this Section 5.4, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such

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notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company, and a prorated portion of the Bonus earned, if any, for the quarterly Bonus Period, if any, in which the termination occurs, (iii) continue to pay the Executive's Base Salary and Incentive Compensation through the date which is six (6) months after such termination
(the period ending on such date being hereinafter called the "Non-Cause Termination Continuation Period"), in the manner and at such time as the Base Salary and Incentive Compensation otherwise would have been payable to the Executive, and (iv) continue to provide the Executive with the Benefits the Executive was receiving under Section 4.2 hereof (to the extent permitted under the terms of applicable insurance and other benefit programs of the Company then in affect and covering the Executive, and provided further that the Company shall not take any affirmative action from the time of giving notice of termination to the Executive through the end of the Non-Cause Termination Continuation Period which would cause the relevant insurance and other benefits available to the Executive to be reduced or eliminated) during the Non-Cause Termination Continuation Period, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive. The Company shall have no further liability hereunder other than its obligations, if any,
(i) in accordance with the terms of options granted to the Executive through the date of termination, (ii) reimbursement for reasonable business expenses incurred by the Executive prior to the date of termination, subject, however, to the provisions of Section 4.1, and (iii) applicable statutes.

                           5.5 TERMINATION BY EXECUTIVE.

                                    a. The Executive shall at all times have the
right, upon ninety (90) days prior written notice to the Company, to terminate the Term of Employment.

                                    b. Upon termination of the Term of
Employment (not pursuant to Section 5.5(c) or Section 5.6) pursuant to this
Section 5.5 by the Executive without Good Reason, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company, and
(iii) continue to provide the Executive with the Benefits the Executive was receiving under Section 4.2 hereof through the date of such termination (to the extent permitted under the terms of applicable insurance and other benefit programs of the Company then in effect and covering the Executive, provided that the Company will take no affirmative action from the time of receiving notice of termination from the Executive through the date of termination which would cause the relevant insurance and other benefits available to the Executive to be reduced in any material fashion or eliminated except as such actions are applicable to all executives of the Company generally), in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive. The Company shall have no further liability hereunder other than its obligations, if any, (i) in accordance with the terms of options granted to the Executive through the date of termination, (ii) reimbursement for reasonable business expenses incurred by the Executive prior to the date of termination, subject, however, to the provisions of Section 4.1, and (iii) applicable statutes.

                                    c. Upon termination of the Term of
Employment (not pursuant to Section 5.5(b) or Section 5.6) by the Executive for Good Reason, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company, and a prorated portion of the Bonus earned, if any, for the quarterly Bonus Period, if any, in which the termination occurs, (iii) continue to pay the Executive's Base Salary and Incentive Compensation through the date which is six (6) months after such termination (the period ending on such date being hereinafter called the "Good Cause Termination Continuation Period"), in the manner and at such time as the Base Salary and Incentive Compensation otherwise would have been payable to the Executive, and (iv) continue to provide the Executive with the Benefits the Executive was receiving under Section 4.2 hereof (to the extent permitted under the terms of applicable insurance and other benefit programs of the Company then in effect and covering the Executive, and provided further that the Company shall not take any affirmative action from the time of giving notice of termination to the Executive through the end of the Good Cause Termination Continuation Period which would cause the relevant insurance and other benefits available to the Executive to be reduced or eliminated except as such actions are applicable to all executives of the Company generally) during the Good Cause Termination Continuation Period, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive. The Company shall have no further liability hereunder other than its obligations, if any, (i) in accordance with the terms of options granted to the Executive through the date of termination, (ii) reimbursement for reasonable business expenses incurred by the Executive prior to the date of termination, subject, however, to the provisions of Section 4.1, and (iii) applicable statutes.

                                    d. For purposes of this Agreement, "Good
Reason" shall mean any of the following:

                                             (i) the assignment to the Executive
of any material duties inconsistent in any material respect with the Executive's duties and position (including status, offices, titles and reporting relationships) as defined hereunder or any other action by the Company which results in a material diminution in the Executive's position, authority, duties or responsibilities from those contemplated by Section 1.2 of this Agreement, which is not remedied by the Company within fifteen (15) days after receipt of written notice from the Executive of the same, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith;

                                             (ii) any material failure by the
Company to comply with any of the provisions of Article 3 of this Agreement which is not remedied by the Company within fifteen (15) days after receipt of written notice thereof given by the Executive, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

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                                             (iii) the Company's requiring the
Executive to be based at any office or location more than 60 miles outside of New York City, NY, except for business trips reasonably required in the performance of the Executive's responsibilities; or

                                             (iv) any purported termination by
the Company of the Executive's employment otherwise than pursuant to Sections
5.1 - 5.4 of this Agreement.

                           5.6 CHANGE IN CONTROL OF THE COMPANY.

                                    a. Unless otherwise provided in this
Agreement, in the event that a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment, and prior to the first anniversary of the date of the Change in Control, either (x) the Term of Employment is terminated by the Company without Cause, pursuant to
Section 5.4 hereof or (y) the Executive terminates the Term of Employment for Good Reason pursuant to Section 5.5(c) hereof, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any Bonus Period prior to such termination, at such time as the Incentive Compensation otherwise would have been payable to the Executive, and
(3) pay to the Executive in a lump sum payment an amount equal to the amount of the Executive's Base Salary for the six (6) months preceding such termination. If, during the Term of Employment, any Change in Control should occur and, prior to the first anniversary of the date of the Change in Control, either (x) the Term of Employment is terminated by the Company without Cause, pursuant to
Section 5.4 hereof or (y) the Executive terminates the Term of Employment for Good Reason pursuant to Section 5.5(c) hereof, the Executive's unvested Stock Options shall be vested and become immediately exercisable. In addition, if a Change in Control transaction shall occur in which the Company is not the surviving entity and the acquiror does not agree to assume the obligations represented by the Stock Option rights of the Executive on or prior to the closing of the Change in Control transaction on such terms and conditions as shall be reasonably satisfactory to the Company, then the Executive's unvested Stock Options shall be vested and become immediately exercisable immediately prior to the consummation of the closing of such Change in Control transaction so as to permit the Executive to dispose of the shares of Common Stock underlying such Stock Options in that Change in Control transaction on substantially the same terms and conditions as are applicable to shareholders of the Company generally. If any of the Executive's Stock Options shall vest according to the applicable vesting schedule, the unexercised options which shall have vested before or after any such Change in Control shall continue to be exercisable for a period of three months from the date of any termination of the Executive's employment by the Company following such Change in Control. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

                                    b. For purposes of this Agreement, the term
"Change in Control" shall mean:


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                                             (i) Approval by the shareholders of
the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);

                                             (ii) Individuals who, as of the
Commencement Date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                                             (iii) the acquisition by any
person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of more than 30% of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Company, (2) any person, entity or "group" that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest, (3) Rosalind Resnick and/or Ryan Scott Druckenmiller or their respective affiliates, or (4) any employee benefit plan of the Company.

                                    c. Notwithstanding the foregoing, the term
"Change in Control" shall NOT include any transaction, event or circumstance as a result of which or after which Rosalind Resnick, Ryan Scott Druckenmiller, and their respective affiliates continue to own, in the aggregate, the largest percentage of shares of the Company owned by any shareholder of the Company.

                           5.7 RESIGNATION. Upon any termination of employment
pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer, and if the Executive was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

                           5.8 SURVIVAL. The provisions of this Article 5 shall
survive the termination of this Agreement, as applicable.

                  6. RESTRICTIVE COVENANTS.

                           6.1 NON-COMPETITION. At all times while the Executive
is employed by the Company and for a two (2) year period after the termination of the Executive's employment with the Company for any reason (other than (a) termination by the Company without Cause or (b) termination by the Executive for Good Reason (as defined in Section 5.5(d) hereof) or (c) termination by the Company prior to the first anniversary of a Change in Control other than for Cause), the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly engages in competition with the Company (for this purpose, any business unit or division that provides e-mail marketing services to third parties for compensation and derives more than five percent (5%) of the division's or unit's revenues from those activities shall be deemed to be in competition with the Company); provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than one percent (1%) of any class of capital stock of such corporation.

                           6.2 NONDISCLOSURE. The Executive shall not during the
Executive's employment under this Agreement or after the termination of such employment divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through the Executive's employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof (up to the date of termination of the Executive's employment pursuant to this Agreement), and whose existence or significance or utility in respect of the Company or its business is not generally known. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law or in the valid performance of the Executive's duties.

                           6.3 NONSOLICITATION OF EMPLOYEES AND CLIENTS. At all
times while the Executive is employed by the Company and for a one (1) year period after the termination of the Executive's employment with the Company for any reason, the Executive shall not, directly or indirectly, for the Executive or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, until a period of at least six (6) months has elapsed from the date of termination of the employment of such person with the Company, and/or (b) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, while the Executive is employed by the Company, or in connection with any email direct marketing business for a one-year period after the termination of the Executive's employment, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of the Executive's duties under this Agreement.

                           6.4 OWNERSHIP OF DEVELOPMENTS. All copyrights,
patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

                           6.5 BOOKS AND RECORDS. All books, records, and
accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time, upon which the Executive shall not retain any copies of the same in any media whatsoever.

                           6.6 DEFINITION OF COMPANY. Solely for purposes of
this Article 6, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

                           6.7 ACKNOWLEDGMENT BY EXECUTIVE. The Executive
acknowledges and confirms that (a) the restrictive covenants contained in this
Article 6 are reasonable and necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6

(including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the Executive's full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause the Executive any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair the Executive's ability to obtain employment commensurate with the Executive's abilities and on terms fully acceptable to the Executive or otherwise to obtain income required for the comfortable support of the Executive and the Executive's family and fulfillment of the Executive's obligations to the Executive's creditors. The Executive acknowledges and confirms that the Executive's special knowledge of the business of the Company is such as would cause the Company serious injury or loss if the Executive were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this
Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company and its successors and assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

                           6.8 REFORMATION BY COURT. In the event that a court
of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

                           6.9 EXTENSION OF TIME. [INTENTIONALLY OMITTED]

                           6.10 SURVIVAL. The provisions of this Article 6 shall
survive the termination of this Agreement, as applicable.

                  7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled, without the necessity of proving damages or posting a bond, to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of the Executive's affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess. If the Company should fail to obtain any injunction when the Company seeks an injunction pursuant to this Section (other than due to the fact that the parties reach a settlement or the Executive ceases the activities complained of by the Company without need of an injunction), then the Company shall reimburse the Executive for the Executive's reasonable attorney's fees and expenses pertaining to the proceedings to seek the injunction.

                  8. MEDIATION. In the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration as set forth in Section 9 below. Notwithstanding the foregoing, (i) the Company has the right to seek an injunction under Section 7 hereof, and (ii) either party may seek an injunction or entry of judgment on an arbitration award under
Section 9 of this Agreement. The cost and expenses of mediators (but not the fees and expenses of any counsel or other professional representing any party other than the Company) shall be borne by the Company. If any dispute is settled by mediation pursuant to this Section and the Company fails to achieve any decision in its favor, then the Company shall reimburse the Executive for the Executive's reasonable attorneys' fees and expenses pertaining to the mediation proceedings.

                  9. ARBITRATION. In the event that mediation pursuant to
Section 8 of this Agreement has failed after thirty (30) days or the parties to this Agreement both agree not to mediate, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York County, New York, in accordance with the Rules of the American Arbitration Association then in effect with respect to arbitration of commercial matters (except to the extent that the procedures outlined below differ from such rules). Within ten (10) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than ten (10) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitrators (but not the fees and expenses of any counsel or other professional representing any party other than the Company) shall be borne by the Company. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Pursuit of an injunction shall not impair arbitration on all remaining issues. If any dispute is settled by arbitration pursuant to this Section and the Company fails to achieve any decision in its favor, then the Company shall reimburse the Executive for the Executive's reasonable attorneys' fees and expenses pertaining to the arbitration proceedings.

                  10. ASSIGNMENT. Neither party shall have the right to assign or delegate their rights or obligations hereunder, or any portion thereof, to any other person, except that the rights of the Company may be assigned by the Company to any person or entity acquiring a substantial portion of the Company's assets or to any successor of the Company.

                  11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. Notwithstanding the foregoing, this Agreement does not modify or supersede the agreement whereby the Executive agreed to join the Company's Board of Directors, and said agreement remains in full force and effect. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

                  13. NOTICES: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by same-day or overnight courier, sent by registered or certified mail, all applicable postage prepaid, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to NetCreations, Inc., 379 West Broadway, Suite 202, New York, New York 10012, attention: Chief Executive Officer, with a copy to Greenberg Traurig, Met Life Building, 200 Park Avenue, 15th Floor, New York, New York 10166, Attention: Andrew J. Cosentino, Esq.; and
(ii) if to the Executive, to the Executive's address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

                  14. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, and successors, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise. Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor the Stock Options contemplated hereby shall be effective or binding until the same shall have been approved by the Company's Board of Directors., whether by merger, consolidation, sale of stock, sale of assets or otherwise.

                  15. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

                  16. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

                  17. DAMAGES. Subject to compliance with Sections 7, 8 and 9 of this Agreement, to the extent applicable, nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or the Executive's breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

                  18. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  19. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person any rights or remedies under or by reason of this Agreement, other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, and successors, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

                  20. INDEMNIFICATION.

                                    a. The Company shall indemnify and hold
harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including reasonable attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by the Executive in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent and did not constitute willful misconduct and in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Executive's conduct was unlawful. The Company also shall pay any and all reasonable expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company and/or any of its officers or directors (other than an action or suit by the Company against the Executive).

                                    b. The Company shall pay any reasonable
expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 20 (other than an action or proceeding by the Company against the Executive) in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than ten (10) days following the Executive's delivery to the Company of a written request for an advance pursuant to this Section 20, together with a reasonable accounting of such expenses.

                                    c. The Executive hereby undertakes and
agrees to repay to the Company any advances made pursuant to this Section 20 if and to the extent that it shall ultimately be agreed by the parties or determined by a court that the Executive is not entitled to be indemnified by the Company for such amounts.

                                    d. The Company shall make the advances
contemplated by this Section 20 regardless of the Executive's financial ability to make repayment, and regardless of whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 20 shall be unsecured and interest-free.

             [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

               e. The provisions of this Section 20 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                          COMPANY:
                                          NETCREATIONS, INC.
                                          By:___________________________________
                                             Name:  Rosalind Resnick
                                             Title: Chief Executive Officer


                                          EXECUTIVE:
                                          By:___________________________________
                                               Mitchell York, individually